EXHIBIT 10.43

February 3, 2000

Dear Michael:

We are proud to invite you to join our team.

Our offer of employment is to join Exelixis Pharmaceuticals, Inc. as Vice President, Discovery Research reporting to Geoff Duyk, Chief Scientific Officer.

Other terms of employment include:

Compensation:  Your initial starting annual salary will be two-hundred twenty-five thousand($225,000) dollars, paid twice a month. You will receive a sign-on bonus of thirty-thousand ($30,000) dollars net payable on the first pay date after hire. Should you elect to voluntarily terminate employment with the Company within twelve (12) months of your hire date, the sign-on bonus will be entirely re-paid by you to the Company.  This re-payment of the sign-on bonus shall occur within thirty (30) days of termination

Review:  Your performance will be formally reviewed no less than annually and you will be eligible to receive an incentive bonus of up to twenty-five percent of your annual salary based on achievement of key milestones.

Loan:   We will make available a loan in an amount up to three-hundred thousand ($300,000) dollars.  The loan will have a term of four (4) years and is subject to twenty-five (25) percent forgiveness of principal on each anniversary of the loan if you have been a full-time employee during the preceding twelve (12) months.  Forgiven amounts will be subject to annual withholding and reporting on your Form W-2.  The interest will accrue annually and the rate will be the prime rate at the time of the loan plus one (1) percent.

Outstanding principal and interest on the loan will be subject to full repayment prior to maturity on the earlier of:  (a) termination of your employment prior to maturity, or (b) the first business day prior to an anniversary date of the loan if the value of your vested stock options exceeds one million five hundred thousand ($1,500,000) dollars on that date.

Benefits:  All full-time employees of Exelixis Pharmaceuticals, Inc., enjoy a generous benefits package which is outlined on the attached Summary of Benefits.

Confidentiality:  As you are aware, it is very important for us to protect our confidential information and proprietary material.  Therefore, as a condition of employment, you will need to sign the attached Proprietary Information and Inventions Agreement.

Options for Equity:  You will also be eligible to receive a stock option for one-hundred ten thousand(110,000) shares of Exelixis stock pursuant to our standard Stock Plan and subject to approval by the Board of Directors. Options vest over 4 years, at the rate of 25% per year of employment.

Termination:  In the event of termination of your employment by the Company without Cause, the Company will continue to pay you your base salary for a period after the date of such termination equal to the lesser of (1) six months and (2) the period until you obtain alternative employment. In addition, you will be entitled to receive the amount of any declared but unpaid bonus as at the date of such termination and the Company shall continue to make available to you such fringe benefits as are required by law.

You will be eligible to participate in the Company’s Early Exercise/Stock Purchase Plan which will provide you with the opportunity to receive a subsidized loan from Exelixis allowing you to complete an early purchase of your stock options granted to you upon commencing employment with the Company.  This loan will be subject to minimal interest as required by IRS regulations and accrue on an annual basis.  The loan will become payable upon the earlier of four years from issuance or upon the sale of vested shares.

Other:   In addition to performing the duties and responsibilities of your position, you will be expected to perform other duties and responsibilities that may be assigned to you from time to time.  No provision of this letter shall be construed to create an express or implied employment contract for a specific period of time.  Either you or the Company may terminate this employment relationship at any time, with or without cause.  This letter shall be governed by the laws of the State of California.  Also, by signing this letter, you are indicating that you are legally authorized to work in the U.S.

Vacation:  You will be accrue vacation days at a rate of fifteen (15) days per year.

You may accept this offer of employment by signing both copies of this letter and Proprietary Information and Invention Agreements and returning one of each to me.

Mike, we look forward to your coming on board!

Sincerely,

/s/ Mary Jansen

Mary Jansen
Senior Manager, Human Resources

ACCEPTED BY:

	/s/ Michael Morrissey	2-3-2000
	Michael Morrissey	Date

Enclosures:	Benefit Summary
Proprietary Information and Inventions Agreement